Exhibit 99.2

March 18, 2009

To:                 United Mortgage Trust Shareholders
Re:                  Modifications to the United Mortgage Trust Share Repurchase Plan
and Dividend Reinvestment Plan

To Our Shareholders,

Overview
Our Board of Trustees is charged with developing and overseeing the execution of our business plan over time to ensure the achievement of our long term goals.  Our stated objectives are to increase earnings, enhance share value and provide limited liquidity for our shareholders.

Reaching these goals with the uncertainties present in the housing and credit markets today requires modifications to our investment portfolio make-up and levels of leverage.  Changes in our investment portfolio and reduced leverage impact earnings, the amount of retained earnings, and share value.  Earnings and share value impact dividend rates and our share redemption and our dividend reinvestment programs.

United Mortgage Trust has prided itself on a history of successfully adapting to changes in the residential finance market and will continue to proactively manage our investments to counter the effects of the severe housing and credit market contractions currently being experienced in our country.

Share Valuation
The offering price in our initial public offering was $20.00 per share.  Since inception of our distributions, (September of 1997), we have distributed approximately $1.54 per share as a return of capital.  As a result of increased loss reserves in 2008, approximately 25% of your 2008 distribution represented a return of capital.   Investors who have held their shares since 2001 have received approximately 7.7% of their investment principal through their monthly distributions.

The Financial Industry Regulatory Authority (“FINRA”) recently issued a Notice to its member firms requiring the firms to include in customer account statements an estimated value for shares of real estate investment trusts (“REIT”), if the annual report of a REIT includes a per-share estimated value.  We will begin to report an estimated value for our shares in our next annual report.  Our portfolio is comprised primarily of real estate secured loans. We do not intend to have our assets appraised and therefore we will report an estimate of our Net Asset Value (“NAV”). The NAV will be established by our Board of Trustees no less frequently than each calendar quarter based on our trustees’ business judgment regarding the value of our shares with reference to our book value, our operations to date and general market and economic conditions.  The NAV may not be indicative of the value at which the shares would trade if listed on an organized exchange or the amount a shareholder would receive if we liquidated or dissolved. For reference, at December 31, 2008, the NAV was $16.03 per share.  We will report the estimated NAV in our annual report and will reflect the NAV on our monthly account statements.

Our Earnings Expectation and Modification to our Dividend Rate
Our portfolio performance has been affected by the extended housing downturn and credit crisis.  Although government actions to stimulate the economy are underway, we expect our earning will remain depressed throughout 2009.  We recognize that shareholders rely on our monthly distributions and, unlike other companies who have eliminated dividends to conserve cash, our trustees have elected to continue our policy to distribute 90% of our earnings and retain 10% to build share value.  Effective April 1, 2009 our dividend will be set at approximately $0.58 per share, (annual rate).  We intend to make distributions from net income and not to distribute investors’ capital. Our trustees will review our dividend rate quarterly and adjust the rate to equate to approximately 90% of our earnings.

Modifications to the Share Repurchase Plan
The goal of our Share Repurchase Plan is to provide limited liquidity for shareholders wishing to sell their shares while safeguarding the interests of remaining shareholders.  Our Trustees have reviewed the Share Repurchase Plan (“SRP”) currently in effect with regard to, among other things:
•	current market conditions;
•	the level of investments in the Company’s Dividend Reinvestment Plan;
•	the level of requests for share redemptions
•	the waiting period for shareholders to sell their shares under the SRP;
•	the availability of funds for share redemptions;
•	the appropriate redemption price in light of prior distributions in excess of earnings, (representing a return of capital);
•	the appropriate redemption price in light of evolving market conditions;
•	guidance from counsel regarding pronouncements of the Securities and Exchange Commission regarding permissible provisions for share redemption plans;
•	the special needs of shareholders with hardship situations, such as death, disability or bankruptcy; and
•	the balancing of the interests of shareholders seeking redemption and the interests of remaining shareholders in maintaining an appropriate and fair valuation for the Company’s shares.

Our Trustees have determined that, until such time as United Mortgage Trust’s earnings are sufficient to meet our targeted dividend and retained earnings goals, it is in the best interest of our shareholders to preserve our share value by modifying the Share Repurchase Plan (henceforth to be called Share Repurchase Plan) effective May 1, 2009, as follows:

•
Effective May 1, 2009, shares will be redeemed at the Net Asset Value (NAV).  The NAV will be established by our Board of Trustees no less frequently than each calendar quarter.  For reference, at December 31, 2008 the Net Asset Value was $16.03 per share.

•	Share redemptions will be made quarterly, approximately 15 days following the end of each calendar quarter.
•	Redemptions will remain subject to cash availability and Trustee discretion. Our Board of Trustees will determine the actual amount of shares to be
redeemed each quarter.   Unless and until we receive further guidance from the United States Securities and Exchange Commission in regard to total shares to be redeemed, our quarterly redemptions at NAV will be limited to a maximum of the greater of 1) 1/4th of 5% of the company's outstanding shares measured as of exactly the same date in the prior calendar year less the amount of “grandfathered” shares described below which will be redeemed at the Adjusted Share Price) or 2) the net proceeds of the DRIP.
•
Shares will be redeemed in the order that they are presented.  Any shares not redeemed in any quarter will be carried forward to the subsequent quarter unless the redemption request is withdrawn by the shareholder.

•
The Company will waive the “one-year holding period” ordinarily required for eligibility to make a redemption request and will redeem shares in the case of hardship requests.  Please see the Share Redemption Plan description for a complete discussion of hardship requests.

To promote fairness, shareholders who have presented their shares for redemption prior to May 1, 2009, the effective date of the revised SRP, will continue to be redeemed in accordance with the SRP as now in effect on a pro rata basis at the current redemption price of $20.00 per share until the effective date of the revised SRP, May 1, 2009.  Effective May 1, 2009, any of those shares that have not been redeemed will thereafter be redeemed at the “Adjusted Share Price” subject to the limitation that such “grandfathered” redemptions, together will all other redemptions under the SRP, may not exceed the net proceeds of the DRIP, unless you advise us that you do not wish those shares to be redeemed. The “Adjusted Share Price” is equal to the original offering price of our shares ($20.00), less distributions of principal (which are distributions in excess of earnings), or such other price as may be determined by our Board of Trustees.   Provided however, in the event that NAV ever exceeds the Adjusted Share Price, the Adjusted Share Price shall be adjusted to be equal to the NAV. For reference, the Adjusted Share Price for prior periods was:

-	For shares purchased 1997 through 2000: $18.46 per share
-	For shares purchased in 2001: $18.74
-	For shares purchased in 2002: $18.93
-	For shares purchased in 2003: $19.31
-	For shares purchased in 2004: $19.68
-	For shares purchased in 2005: $19.87
-	For shares purchased in 2006: $19.82
-	For shares purchased in 2007: $19.70
-	For shares purchased in 2008: $20.00

If you have submitted shares for redemption prior to May 1, 2009 and if any of those shares have not been redeemed by May 1, 2009, you will be contacted by our Shareholder Relations Department and asked to confirm your request for redemption.

Our NAV and Adjusted Share Price can be obtained by contacting United Mortgage Trust Shareholder Relations Department at 800-955-7917.

The Plan modifications are intended to provide additional liquidity while protecting share value by increasing the number of shares to be redeemed at NAV.  We intend to seek further guidance from the Securities and Exchange Commission with regard to increasing the total number of shares, as a percentage of total shares outstanding, which we may redeem annually.  The Share Redemption Plan, as modified, will remain in effect until such time as Trustees determine that redemption of shares at other levels is appropriate and does not materially adversely affect shareholder value.   Our Trustees will next review our Share Redemption Plan after the end of the 2nd quarter of 2009.  A copy of our report on Form 8-K that includes the modified SRP is enclosed for your review.

The amount of shares redeemed in March and April of 2009 will continue to be subject to available cash as determined by our trustees.  Redemptions at par are subject to the amount of Dividend Reinvestment proceeds we receive each month.  Redemptions at NAV are subject to the amount of cash our trustees allocate from the proceeds realized from our loans and investments.

Modifications to the Dividend Reinvestment Plan (DRIP)
Effective May 1, 2009, our DRIP share sales price will be set at the Net Asset Value, as determined by our Board of Trustees.  If you are currently participating in the DRIP and wish to modify or terminate your participation in the DRIP you should contact our Shareholder Relations Department and ask to modify or terminate your participation.  Our complete Dividend Reinvestment Plan is described in our enclosed report on Form 8-K.

Deceptive Practices Related to Purchase of UMT Shares in the Secondary Market
It has come to our attention that some of our shareholders have been induced to sell their shares at a price far below our current valuation. Shareholders have been contacted by individuals quoting a share price reported for the symbol “UDMG” on the over the counter bulletin board (“OTCBB”).  The individuals are buying the shares low and presenting the shares for repurchase through our Share Repurchase Plan.  OUR SHARES ARE NOT LISTED FOR TRADING IN THE SECONDARY MARKET AND OUR VALUES ARE NOT REPORTED ON ANY EXCHANGE.  WE WILL NOT REPURCHASE SHARES HELD BY A SHAREHOLDER WHO BOUGHT THEM FROM SOMEONE OTHER THAN THE COMPANY.  We have notified FINRA of what we have learned regarding these practices and have requested that FINRA investigate the selling brokers.  In the event you are contacted by someone to purchase your shares, please contact our Shareholder Relations personnel or your registered representative to ensure you are fully informed of the alternative offered by our Share Redemption Plan.

Our long term focus remains on increasing earnings, building share value and providing liquidity for our Shareholders.  We believe the Share Redemption Plan and Dividend Reinvestment Plan, as modified, will help us to achieve those goals.

Thank you for your continued confidence in the United Mortgage Trust team.

Sincerely,
Todd Etter
Chairman, UMT Holdings, LP